Exhibit 12.1

AMERICAN WATER WORKS COMPANY, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

						Nine Months Ended September 30, 2010
	12 Months ended December 31,
	2005	2006	2007	2008	2009
Income (loss) from continuing operations before income taxes	$(224,151)	$(108,938)	$(255,519)	$(450,594)	$(111,665)	$374,580

Fixed Charges:
Interest, dividends on mandatory redeemable preferred shares and amortization of debt discount and expenses and premium on all indebtedness	349,851	371,247	288,257	291,275	303,417	235,709
Interest factor in rentals	11,554	12,045	11,637	12,054	12,335	9,751
Interest costs from discontinued operations	21	(322)	(56)	—	—	—

Total fixed charges	361,426	382,970	299,838	303,329	315,752	245,460

Income from continuing operations plus fixed charges	137,275	274,032	44,319	(147,265)	204,087	620,040

Preferred dividend requirements	225	225	225	225	225	169
Ratio of pre-tax income (loss) to net income (loss)	0.81	0.70	0.75	0.80	0.48	1.65
Preferred dividend factor (1)	183	157	168	180	108	278
Total fixed charges	361,426	382,970	299,838	303,329	315,752	245,460

Total fixed charges and preferred dividends	361,609	383,128	300,006	303,509	315,860	245,738

Ratio of earnings to combined fixed charges and preferred dividends (2)	—	—	—	—	—	2.52

For purposes of calculating the ratio of earnings to combined fixed charges and preferred dividends, earnings consists of income (loss) from continuing operations before income taxes including the effect of allowance for funds used during construction, referred to as AFUDC, plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, dividends on mandatory redeemable preferred shares and a portion of rent expense that management believes is representative of the interest component of rental expense. Fixed charges have not been reduced for the effect of AFUDC. In addition, we had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(1)	Represents the amount of pre-tax earnings required to cover the dividends associated with preferred stock without mandatory redemption requirements.
(2)	For the years ended December 31, 2005, 2006, 2007, 2008 and 2009 earnings were insufficient to cover fixed charges and there was a deficiency of $224.3 million, $109.1 million, $255.7 million, $450.8 million and $111.8 million, respectively.

AMERICAN WATER CAPITAL CORP.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

						Nine Months Ended September 30, 2010
	12 Months ended December 31,
	2005	2006	2007	2008	2009
Income (loss) from continuing operations before income taxes	$—	$—	$—	$—	$—	$—
Fixed Charges:
Interest, dividends on mandatory redeemable preferred shares and amortization of debt discount and expenses and premium on all indebtedness	103,733	134,390	148 128	192,697	198,341	151,968

Total fixed charges	103,733	134,390	148,128	192,697	198,341	151,968

Income from continuing operations plus fixed charges	103,733	134,390	148,128	192,697	198,341	151,968

Total fixed charges	103,733	134,390	148,128	192,697	198,341	151,968
Total fixed charges and preferred dividends	103,733	134,390	148,128	192,697	198,341	151,968

Ratio of earnings to combined fixed charges and preferred dividends	1.00	1.00	1.00	1.00	1.00	1.00

For purposes of calculating the ratio of earnings to fixed charges, earnings consists of income (loss) from continuing operations before income taxes including the effect of allowance for funds used during construction, plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, dividends on mandatory redeemable preferred shares and a portion of rent expense that management believes is representative of the interest component of rental expense. Fixed charges have not been reduced for the effect of AFUDC. In addition, we had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.